Exhibit 99.1

Warren Resources Announces Second Quarter 2009 Results and Provides Operational Update

NEW YORK, Aug. 5, 2009 (GLOBE NEWSWIRE) — Warren Resources, Inc. (Nasdaq:WRES) today announced its 2009 second quarter financial and operating results. The Company reported a net loss of $9.2 million, or $(0.16) per diluted common share, for the second quarter ended June 30, 2009. The second quarter results include a noncash unrealized mark-to-market loss of $9.8 million from oil and gas hedges entered into in early 2009. For the same period in 2008, the Company reported net earnings of $17.7 million, or $0.30 per diluted common share.

Warren’s oil and gas revenues decreased 56% to $15.2 million for the second quarter of 2009, compared to $34.2 million in the second quarter of 2008. This decrease primarily resulted from lower realized sales prices for oil and gas in the second quarter of 2009 compared to 2008.

Second Quarter of 2009 Results

Warren’s oil and gas production increased to 2.4 billion cubic feet of gas equivalent (“Bcfe”) during the second quarter of 2009, which represents an 8% increase over the second quarter of 2008.

During the second quarter of 2009, the Company produced 237,000 net barrels of oil and 930 net million cubic feet (“MMcf”) of natural gas. This compares to 252,000 net barrels of oil and 657 net MMcf of gas produced during the second quarter of 2008.

Total operating expenses decreased 14% to $13.4 million during the second quarter of 2009 compared to $15.5 million during the second quarter of 2008. Lease operating expenses and taxes decreased 17% to $5.4 million in 2009 compared to $6.5 million during the same period in 2008. General and administrative expenses decreased 37% to $2.8 million for the second quarter of 2009 compared to $4.5 million for the second quarter of 2008. Depreciation, depletion and amortization expense was $5.2 million, representing a 15% increase over 2008.

Net cash flow provided by operating activities decreased to $8.7 million for the first six months of 2009 compared to $30.3 million for the first six months of 2008. This decrease resulted primarily from lower realized oil and gas prices during the period.

The average realized price per barrel of oil was $53.81 for the second quarter of 2009 compared to $112.25 for the second quarter 2008. Additionally, the average realized price per thousand cubic feet (“Mcf”) of gas was $2.67 for the second quarter of 2009 compared to $9.05 for the second quarter of 2008.

Debt and Liquidity

Upon conclusion of the Spring 2009 borrowing base re-determination process, the lenders reaffirmed the $120 million conforming borrowing base under the Company’s senior credit facility. The next scheduled borrowing base re-determination will occur in

October 2009. At June 30, 2009, Warren was, and currently is, in full compliance with all covenants under its senior credit facility.

Interest expense was $1.5 million for the second quarter of 2009 compared to $1.2 million for the second quarter of 2008. This increase primarily resulted from a higher average outstanding balance and higher marginal interest rates under the senior credit facility. Currently, Warren has $115 million drawn down on its conforming borrowing base of $120 million available under its senior credit facility.

“Second quarter results were encouraging for Warren” commented Norman F. Swanton, Chairman and Chief Executive Officer. “In a very challenging commodity and economic environment, Warren achieved production growth of 8 percent for the second quarter. Although we confronted significantly lower crude oil and natural gas prices, we made steady progress in reducing our costs, particularly general and administrative and lease operating expenses. This progress has resulted in significantly improved operating performance during the quarter. Our focus remains on enhancing our liquidity, which may include monetization of asset strategies, to best position Warren for future growth.”

Operational Update

Wilmington Oil Field in the Los Angeles Basin in California

Production in the Wilmington Townlot Unit (“WTU”) averaged 2,726 gross barrels of oil per day (“BOPD”) during the second quarter of 2009 compared to 3,015 gross BOPD for the second quarter in 2008. Warren owns an approximate 98.9% working interest in the WTU.

Oil production from Warren’s North Wilmington Unit (“NWU”) averaged 461 gross BOPD in the second quarter of 2009, compared to an average of 385 gross BOPD for the same period in 2008. Warren owns a 100% working interest in the NWU.

Lease operating expenses (“LOE’s”) for the two Wilmington units have been reduced to approximately $16 per net barrel of oil for the first six months of 2009, compared to approximately $19 per net barrel of oil in 2008. The primary reasons for this reduction in LOE’s have been the long run life of the new electric submersible pumps at the WTU and more selective well work on the older rod pumps at both the WTU and NWU. The Company is also seeing positive impacts from implementation of a preventive maintenance program on all surface mechanical equipment and improved design and maintenance of downhole equipment in the older wells.

At this time, Warren’s capital expenditure forecast does not contemplate drilling additional wells in the WTU or NWU during 2009. However, the Company plans to return certain wells to production during the third quarter that are currently off line. The WTU and NWU properties were fully unitized in the 1970’s and are held by production without any future drilling obligation.

Atlantic Rim Coalbed Methane project in the Washakie Basin, Wyoming

Gross gas production in the Sun Dog Unit averaged approximately 16.3 million cubic feet per day (“MMcfd”) during the second quarter of 2009 compared to 4.5 MMcfd for the second quarter of 2008. Production growth has been limited by reduced capital spending on infrastructure. Warren owns an approximate 42% working interest in the Sun Dog Unit.

Gross gas production from the Doty Mountain Unit averaged approximately 6.2 MMcfd during the second quarter of 2009 and has continued to increase to approximately 7.5 MMcfd currently. This increased gas production from Doty Mountain is a result of the successful fracture stimulation of several of the existing wells in the unit. Warren’s working interest in the Doty Mountain Unit is approximately 36%.

Gross gas production from the Catalina Unit averaged approximately 29.4 MMcfd during the second quarter of 2009 compared to 8.5 MMcfd during the second quarter of 2008. Currently, the Company has an approximate 7% working interest in the Catalina Unit. Warren expects its working interest percentage to increase to approximately 17% as the Catalina Unit is developed on Warren’s acreage.

At this time, Warren and its partners in the project do not intend to drill additional wells in the Atlantic Rim area during 2009. Warren’s capital expenditure forecast for 2009 will continue to be limited due to the current natural gas price environment. In order to preserve capital in 2009, Warren and its partners elected to temporarily shut-in three of the pilot areas - Blue Sky, Jolly Roger and Brown Cow - that were producing gas at less than commercial rates while they de-watered in an effort to reduce operating expenses.

Updated 2009 Guidance

Warren provides the following updated forecast for capital expenditures and production based upon the information available at the time of this release. Please see the forward-looking statement at the end of this release for more discussion of the inherent limitations of this information.

	Third Quarter Ending September 30, 2009	Year ending December 31, 2009
Production:
Oil (MBbl)	225 – 235	925 –975
Gas (MMcf)	1,000 – 1,050	4,200 –4,500
Gas Equivalent (MMcfe)	2,350 – 2,460	9,750 –10,350

Capital Expenditures

Currently, our 2009 capital expenditures budget is forecasted to be $9 million, consisting of $4 million for our California properties and $5 million for our Wyoming properties. However, depending on economic conditions, oil and gas prices and liquidity issues, forecasted capital expenditures may be altered. We do not believe any reduction in capital expenditures will have a material impact on our 2009 forecasted production.

Financial and Statistical Data Tables

Following are financial highlights for the comparative periods ended June 30, 2009 and 2008.

Warren Resources, Inc.

Consolidated Statements Of Operations (Unaudited)

	Three Months Ended		Six months ended
	June 30,		June 30,
	2009	2008	2009	2008
	(in thousands, except per share information)		(in thousands, except per share information)
Operating Revenues

Oil and gas sales	$15,219	$34,236	$26,766	$57,720

Operating Expenses

Lease operating expenses and taxes	5,405	6,519	14,204	12,383

Depreciation, depletion and amortization	5,192	4,512	10,507	8,426

General and administrative	2,825	4,486	6,080	7,798

	13,422	15,517	30,792	28,607

Income (loss) from operations	1,797	18,719	(4,025)	29,113

Other income (expense)

Interest and other income	24	224	120	569

Interest expense	(1,488)	(1,231)	(3,032)	(2,573)

Gain on derivative financial instruments	(9,464)	—	(8,730)	—

Net gain on investments	—	—	—	93

Total other expense	(10,928)	(1,007)	(11,642)	(1,911)

Income (loss) before income taxes	(9,131)	17,712	(15,667)	27,202

Deferred income tax expense	39	9	57	36

Net income (loss)	(9,170)	17,703	(15,724)	27,166

Less dividends and accretion on preferred shares	24	21	48	54

Net income (loss) applicable to common stockholders	$(9,194)	$17,682	$(15,772)	$27,112

Earnings (loss) per share - Basic	$(0.16)	$0.30	$(0.27)	$0.47

Earnings (loss) per share - Diluted	$(0.16)	$0.30	$(0.27)	$0.46

Weighted average common shares outstanding - Basic	58,193,631	58,027,083	58,200,020	57,804,809

Weighted average common shares outstanding - Diluted	58,193,631	59,011,546	58,200,020	58,678,293

Production:

Gas - MMcf	930	657	1,850	1,061

Oil - MBbls	237	252	490	495

Total Equivalents (MMcfe)	2,350	2,169	4,788	4,034

Realized Prices:

Gas - Mcf	$2.67	$9.05	$2.78	$8.19

Oil - Bbl	$53.81	$112.25	$44.17	$98.95
Total Equivalents (Mcfe)	$6.48	$15.79	$5.59	$14.31

	Three Months Ended		Six months ended
	June 30,		June 30,
	2009	2008	2009	2008
	(in thousands)		(in thousands)
Net cash flow provided by operating activities:

Cash flow from operations	$8,495	$20,436	$8,742	$30,322

Changes in working capital accounts	(1,396)	2,393	(2,382)	6,355

Cash flow from operations before working capital changes	$7,099	$22,829	$6,360	$36,677

Conference Call

The public is invited to listen to the Company’s conference call set for today, August 5, 2009, at 10:00 a.m. Eastern Time. The call will be webcast and can be accessed from the Company’s website at: www.warrenresources.com. If you are unable to participate during the live broadcast, the webcast will be archived on Warren’s website. A telephonic replay will also be available through August 12, 2009 by dialing (888) 286-8010, or for international callers dial (617) 801-6888, and entering passcode 98806667.

About Warren Resources

Warren Resources, Inc. is an independent energy company engaged in the exploration and development of domestic oil and natural gas reserves. Warren’s activities are primarily focused on oil in the Wilmington field in California and coalbed methane properties in the Washakie Basin in Wyoming. The Company is headquartered in New York, New York, and its exploration and development subsidiary, Warren E&P, Inc., has offices in Casper, Wyoming and Long Beach, California.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Warren believes that its expectations are based on reasonable assumptions. No assurance, however, can be given that such expectations will prove to have been correct. A number of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this news release. See “Risk Factors” in the Company’s Annual Report on Form 10-K, our Quarterly Reports on Forms 10-Q and other public filings with the Securities and Exchange Commission (www.sec.gov).